Exhibit 10.47
OFFER TO SUB-LEASE

TO:	PHOTON DYNAMICS CANADA INC.	(SUB-LANDLORD)
FROM:	SERVICE RESULTS TECHNOLOGY INC.	(SUB-TENANT)
WE, SERVICE RESULTS TECHNOLOGY INC., hereby offer to sub-lease, through J.J. BARNICKE LIMITED (Zarko Stojancvic 416-219-0716) and Colliers International, your Agent(s), certain property located at 221 Whitehall Drive, Markham, Ontario, and more particularly described in paragraph #1 below, on the following terms and conditions:
PROPERTY:

1.	The Property located in 221 Whitehall Drive, Markham, Ontario, comprising of 50,015 square feet of rentable industrial space, more or less, according to a plan attached labeled Schedule “A”.
TERM:

2.	Two (2) year five (5) months less one (1) day, from June 1, 2005 to October 31, 2007.
DEPOSIT:

3.	A cheque payable to Colliers International, for the Sub-Landlord, as a deposit, to be held by Colliers International pending completion or other termination of this agreement, is attached hereto, in the amount of $57,975.72 including G.S.T. If this Offer is not accepted, the deposit shall be returned without interest or deduction. Otherwise the above amount shall be applied on account of the first month gross rental and last month security deposit under the Sub-Lease.

It is understood by the Sub-Landlord and the Sub-Tenant that the Deposit cheque will not be deposited in the Agent’s Trust account until this Offer has been accepted by both parties.
RENTAL COSTS: * As amended

4.	It is understood and agreed by both the Sub-Landlord and the Sub-Tenant that the Net Rent shall be $6.25 net per Rentable square foot per annum for term of the Sub-Lease, and the Net Rent shall be ($312,593.75) DOLLARS annually, payable to the Sub-Landlord in advance on the first day of each month in twelve (12) equal consecutive monthly installments of ($26,049.48) DOLLARS.
FREE RENT PERIOD:

5.	The Tenant shall have a Net Rent free period of 1 month being the first month of the Sub-Lease Term from June 1, 2005 to June 30, 2005. During this period, the Tenant shall not be obligated to pay Net Rent.
NET SUB-LEASE:

6.	The Sub-Tenant and the Sub-Landlord agree that rent payable herein shall be net in all respects are carefree to the Sub-Landlord and that the Sub-Tenant shall pay all costs relating to the Sub-leased Premises including, without limitation, Janitorial Costs, Utilities, Repairs and Maintenance, and Taxes for the Sub-leased Premises, as per the Head Lease.

2

Page 2.

7.	The Sub-Tenant agrees that the amount quoted by the Sub-Landlord for operating Expenses (T.M.I.) and Taxes for the building is estimated to be $2.27 per square foot for the year 2005.

USE OF PREMISES:

8.	The Sub-Tenant shall have the right to use the premises for Service, Repair and Warehousing of Computer and related Computer Products and any use permitted by the Head Lease, applicable zoning by-laws and other legislation, and approved by the Sub-Landlord and Landlord.
SUB-LANDLORDS WORK:

9.	Provided the Sub-Lease has been executed as agreed to, the Sub-Landlord shall supply the Premises to the Sub-Tenant on an “as is” basis in broom swept condition, the Sub-Tenant understanding and agreeing that the Landlord is not responsible to perform any work in the Premises whatsoever, save that the Sub-Landlord will, prior to the Commencement Date, ensure that all mechanical and electrical systems serving the Premises is in good working order, normal wear and tear excepted.
LEASEHOLD IMPROVEMENTS:

10.	The Sub-Landlord shall provide the existing carpeting and all other leasehold improvements in the Sub-Leased Premises at no cost to the Sub-Tenant and the Sub-Tenant shall be permitted to abandon the existing leasehold improvements at the end of the Sub-Lease term.

11.	The Sub-Tenant shall have the right to make leasehold improvements within the premises provided they obtain from the Sub-Landlord and the Head Landlord the prior written approval for any leasehold improvements and shall be responsible for all costs of such improvements, as per the Head Lease.

* As amended
12.	The Sub-Tenant shall be permitted to abandon all leasehold improvements, installations, alterations, partitions and fixtures installed by the Sub-Tenant and Sub-Landlord with the consent of the Sub-Landlord and the Head Landlord without being obligated to remove same at the expiry or termination of the Sub-Lease or any renewal.

13.	The Sub-Landlord covenants and warrants that the heating, air-conditioning, plumbing, electrical and mechanical systems are and shall be in good repair and condition upon the commencement date of the Sub-Lease.
FURNITURE:

14.	The Sub-Landlord shall make available to the Sub-Tenant

a.)	all work benches

b.)	air compressor

c.)	racking in the warehouse and mezzanine

d.)	cafeteria — kept as is with existing appliances, tables and chairs

e.)	wiring to be kept intact at hub

f.)	furniture in section 1

g.)	furniture and workstations in section 2

h.)	Sub-Landlord to provide a copy of any existing electrical wiring, network cabling, and base building plans for the Premises they may have in their possession, at no charge for the term of the Sub-Lease.

*H.)	The Sub-Tenant shall have the option to purchase the Sub-Landlord’s existing phone system at a mutually agreed price.

Page 3.
SUB-LEASE:

15.	The Sub-Tenant acknowledges that this is an Offer to Sub-Lease and further acknowledges and agrees that this Offer to Sub-Lease is subject to all the terms and conditions of the Lease Agreement attached hereto as Schedule “B” dated September 17, 1997, between BRUCE N. HUNTLEY CONTRACTING LIMITED, as Landlord (the “Head Landlord”), and IMAGE PROCESSING SYSTEMS INC., as Tenant (the “Landlord”), except for those terms and conditions set out herein. The Sub-Tenant shall abide by all of the terms, conditions, and covenants of the Sub-Landlord under the Head Lease in respect of the Sub-Leased Premises and shall ensure same as per the Head Lease.

16.	This Offer to Sub-Lease shall be subject to the Sub-Landlord being able to obtain on terms and at an expense acceptable to its approval from the Head Landlord, to sub-lease the leased premises and to the other provisions of this Offer within five (5) business days. In default of which this Offer shall be null and void. Sub-Tenant shall provide forthwith such information as Head Landlord may require and shall forthwith execute such further documentation in respect of such Sub-lease as Head Landlord shall require or as may be contemplated by the Head Lease.
SUB-SUB-LET OR ASSIGN:

17.	The Sub-Tenant shall have the right to sub-sub-lease or assign the Sub-Leased Premises subject to the approval of the Sub-Landlord and/or Head Landlord, such approval not to be unreasonably withheld, as outlined in the Landlord’s Lease Agreement.
FIXTURING PERIOD:

*	As Amended
18.	Provided the Sub-Lease Agreement has been executed by all parties, the Sub-Tenant shall be allowed early occupancy of the sub-leased premises on May 1, 2005 for the purposes of installing its leasehold improvements, fixtures, cabling/wiring and making ready for occupancy. The sub-tenant agrees that during this Fixturing/Early Occupancy Period, it shall be a Sub-Tenant of the Sub-leased Premises subject to all terms and conditions of this Offer to Sub-Lease, save and except the Sub-Tenant shall not be required to pay Net Rent and Operating Expenses.
PARKING:

19.	The Sub-Landlord shall provide free outdoor parking in the adjacent parking area, as per the Head Lease.
SUB-LEASE AGREEMENT:

20.	If this Offer is accepted, the Sub-Tenant agrees to enter into a Sub-Lease Agreement with the Sub-Landlord prior to the commencement of the Sub-Lease Term and in any event prior to occupancy, on the Sub-Landlord’s Standard Form, which Sub-Lease shall include all the terms and conditions contained in this Offer, any terms required by the Head Lease and such other terms and conditions as are mutually agreed upon by the parties.
SIGNS:

21.	Subject to the provisions of the Head Lease, the Sub-Tenant, at its cost, shall with Head Landlord’s approval have the right to erect a sign on the outside of the Sub-Leased Property provided that the sign shall be in a design, size, location and in all other respects satisfactory to the Sub-Landlord and Head Landlord and all Municipal and Governmental Authorities.

Page 4.
FINAL MEASUREMENT:

22.	It is understood by the Sub-Tenant that the Sub-Leased Premises are subject to rental adjustments based upon final measurement by the Sub-Landlord or its architect. The area of the Premises will be measured by the Sub-Landlord, at its own expense. In accordance with BCMA standards, within 30 days from the date of occupancy. All Rent and any other amounts expressed on a square footage basis in this offer will be adjusted in accordance with the certified area.
FINAL APPROVAL:

23.	This Offer to sub-lease is conditional upon the final written approval of SERVICE RESULTS TECHNOLOGY INC. Board of Directors, within Five (5) business days of acceptance. If final approval is not received then the Sub-Tenant may, at its option, terminate this Agreement and its obligations hereunder by giving written notice to the Sub-Landlord prior to the expiry of the said Three (3) day period, and any deposit monies shall be returned forthwith without interest or deduction. This condition has been inserted solely for the benefit of the Sub-Tenant and may be waived by it at any time prior to the condition’s expiry.
CONDITION ON HEAD LANDLORD’S EXTENSION OF LEASE TERM:

*	As amended
24.	This Offer to sub-lease is conditional upon SERVICE RESULTS TECHNOLOGY INC. successfully negotiating an extension to the existing sub-lease term, within Five (5) business days of acceptance. If final approval is not received then the Sub-Tenant may, at its option, terminate this Agreement and its obligations hereunder by giving written notice to the Sub-Landlord prior to the expiry of the said Five (5) day period, and any deposit monies shall be returned forthwith without interest or deduction. This condition has been inserted solely for the benefit of the Sub-Tenant and may be waived by it at any time prior to the condition’s expiry.
AGENCY DISCLOSURE:

25.	All parties to this offer to Sub-Lease acknowledge that J. J. Bamicka is acting as Agent for the Sub-Tenant and will be compensated by Sub-Landlord pursuant to the terms of a Commission Agreement between Sub-Landlord and Sub-Landlord’s Agent.
FAX TRANSMISSION:

26.	The parties hereto agree that this Offer to Lease may be executed and communicated by each party to the other by electronic facsimile transmission and such transmission shall be deemed an originally executed document for the purposes of the Offer to Lease.
GOOD AND SERVICES TAX:

27.	The Sub-Tenant shall pay to the Sub-Landlord an amount equal to any and all goods and services taxes or similar taxes imposed with respect to Net Rent, Operating Expenses, real estate taxes or any other charges payable by the Sub-Tenant to the Sub-Landlord, in accordance with applicable legislation.
WAIVER TO THE AGENT:

28.	The parties to this Agreement acknowledge that J. J. Bamicka Limited and Colliers International Limited have recommended that they obtain advice from their legal counsel prior to signing this document. The parties further acknowledge that the information provided by J. J. Bamicka Limited and Colliers International Limited is not construed as expert legal or tax advice and the parties are cautioned not to reply on any such information without seeking specific legal advice with respect to their unique circumstances.

It is further understood that all representations made by the Sub-Landlord or any of its representatives are set out in this agreement.

Amendment page 4A
Amendment to offer to sublease 221 Whitehall Dr. between Photon Dynamics, Inc and Service Results Technology, Inc., Dated March 9, 2005.
The Offer to Sublease shall be revised as follows:
4. RENTAL COSTS:
      The net rental cost for the term June 1, 2005 to Oct. 31, 2005 shall be $6.25 net.
      The Net Rent shall be amended to be as follows:

June 1, 2005 to Oct. 31, 2005	$6.25 net psf
Nov. 1, 2005 to Oct. 31, 2006	$6.25 net psf
Nov. 1, 2006 to Oct. 31, 2007	$6.75 net psf
12. LEASEHOLD IMPROVEMENTS
      Delete clause and replace with the following: “Any and all leasehold improvements, installations, alterations, partitions and fixtures installed by the Sub-Tenant shall be subject to the provisions of the Lease Agreement (including but not limited to Clause 33).”
18. FIXTURING PERIOD
      Both parties agree to joint tenancy beginning May 1, 2005, for the purpose of sub-lessee’s installation of tenant improvements and associated preparation of premises for their use.
18.(b). The Sublandlord will allow the Subtenant to store its Inventory in a mutually agreed location immediately upon signing of the Sublease.
* As amended.
18.(c) Subtenant assumes all liability for the safety and security of all material placed in storage within the property, and agrees that NO hazardous or flammable chemicals are stored onsite. Access to stored material will be limited to the sub-landlords normal business hours.
24. CONDITION ON HEAD LANDLORD’S EXTENSION OF LEASE TERM
      Within the first sentence, and following “extension to the existing sub-lease term”.....insert “between it, as a tenant, and the Head Landlord with no involvement of the Sub-Landlord”............
29. LEGAL REVIEW
      This agreement is subject to review and approval of Photon Dynamics, Inc. legal counsel, to be completed within five days of acceptance of this offer, and agrees to good faith negotiation to resolve any issues or discrepancies.

/s/ Ronald Volk	/s/ [ILLEGIBLE]

Ron Volk	Authorized signing officer
Vice President of operations	Service Results Technology, Inc.
Photon Dynamics, Inc.

Page 5.
This Offer shall be irrevocable until March 23rd, 2005, after which time if not accepted this Offer shall be null and void.
DATED at Markham this 9th day of March, 2005.

SIGNED, SEALED AND DELIVERED)	SERVICE RESULTS TECHNOLOGY INC.
in the presence of: )	per:
)
/s/[ILLEGIBLE] )	/s/[ILLEGIBLE]
)

Witness	AUTHORIZED SIGNING OFFICER
WE hereby accept the above Offer to Sub-Lease
DATED at Markham this 1 day of March, 2005.

SIGNED, SEALED AND DELIVERED)	PHOTON DYNAMICS CANADA INC.
in the presence of: )	per:
)
)
)

Witness	AUTHORIZED SIGNING OFFICER

Schedule ‘A’
221 Whitehall Drive
MARKHAM, ONTARIO
FLOORPLAN

SECTION 2
SECTION 1